Exhibit A.(1)(c)

Amendment

Tto the Amended and Restated Custodian Agreement

between

Fidelity Distributors Corporation (the "Sponsor")

and

State Street Bank and Trust Company (the "Custodian")

This Amendment is made as of this 19th day of November 2009 to the Amended and Restated Custodian Agreement between the Sponsor and the Custodian dated as of April 26, 1999, as amended (the "Agreement"). In accordance with Section 2(u) of the Agreement, the Custodian may delegate its duties to its affiliate, Boston Financial Data Services, Inc. ("BFDS"). In accordance with Section 8(e) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Section 2 (Custodian's Functions) of the Agreement is hereby amended by adding the following new sub-section:

"(v) Identity Theft Prevention. BFDS, has developed and maintains a program of policies, procedures and controls to assist the Sponsor in its compliance with applicable identity theft regulatory requirements. BFDS's program and controls are reasonably designed to assist in the detection of violations of those requirements. BFDS agrees to report any detected violations to the Sponsor in accordance with agreed upon procedures and to provide annual certification to the Sponsor with respect to its controls."

2. All defined terms and definitions in the Agreement shall be the same in this amendment (the "Amendment") except as specifically revised by this Amendment.

3. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

FIDELITY DISTRIBUTORS CORPORATION	STATE STREET BANK AND TRUST COMPANY

By: /s/ Thomas J. Corra	By: /s/ Joseph C. Antonellis

Name: Thomas J. Corra	Name: Joseph C. Antonellis

Title: Chief Administrative Officer	Title: Vice Chairman